Exhibit 99.2

Catcha Investment Corp Announces Closing of $300,000,000 Initial Public Offering

Singapore, February 17, 2021 — Catcha Investment Corp (NYSE: CHAA.U) (the “Company”) announced today the closing of its initial public offering of 30,000,000 units, including 2,500,000 units issued pursuant to the exercise of underwriters’ over-allotment option, at a price to the public of $10.00 per unit, resulting in gross proceeds of $300,000,000.

The Company’s units began trading on the New York Stock Exchange (“NYSE”) on February 12, 2021, under the ticker symbol “CHAA.U.” Each unit consists of one Class A ordinary share, and one-third of one redeemable warrant to purchase one Class A ordinary share, for $10.00 per unit. When the securities comprising the units begin separate trading, the Company expects that the Class A ordinary shares and warrants will be listed on NYSE under the symbols “CHAA” and “CHAA WS,” respectively.

Led by Chairman and Chief Executive Officer Patrick Grove and President Luke Elliott, Catcha Investment Corp intends to focus its search on a target with operations or prospective operations in the technology, digital media, financial technology, or digital services sectors, which it refers to as the “new economy sectors,” across Asia Pacific, in particular Southeast Asia and Australia.

Registration statements relating to these securities were declared effective by the Securities and Exchange Commission (“SEC”) on February 11, 2021. The public offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained for free from the U.S. Securities and Exchange Commission website http://www.sec.gov; and J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by emailing at prospectus-eq_fi@jpmchase.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

For more information, please see http://www.catchagroup.com/chaa.

Forward-looking statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Catcha Investment Corp

Led by Chairman and Chief Executive Officer Patrick Grove and President Luke Elliott, Catcha Investment Corp intends to focus its search on a target with operations or prospective operations in the technology, digital media, financial technology, or digital services sectors, which it refers to as the “new economy sectors,” across Asia Pacific, in particular Southeast Asia and Australia.

Contacts

Cheryl Ting

Catcha Investment Corp

Level 42, Suntec Tower Three,

8 Temasek Blvd, Singapore 038988

+65-6829-2294

cheryl@catchagroup.com